Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Mazor Robotics Ltd.:

We consent to the use of our report dated May 1, 2017 with respect to the consolidated statements of financial position of Mazor Robotics Ltd. as of December 31, 2016 and 2015 and the related consolidated statements of profit or loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference.

/s/ Somekh Chaikin Somekh Chaikin Member firm of KPMG International Tel-Aviv, Israel February 26, 2018